Exhibit 10.2

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

AMENDED AND RESTATED PRECLINICAL/CLINICAL COLLABORATION AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED PRECLINICAL/CLINICAL COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is dated as of November 30, 2020 (the “Effective Date”) by and between PDS Biotechnology Corporation, a corporation organized under the laws of the state of Delaware having its place of business at 25B Vreeland Road, Florham Park, NJ 07932 (“PDS”), and FARMACORE BIOTECHNOLOGY, a company having a place of business at Avenida Doutora Nadir Aguiar, 1805, Prédio 2, Sala 304 - Ribeirão Preto SP, 14095-250, Brazil (“Farmacore”). PDS and Farmacore may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, PDS is the owner and licensee of certain intellectual property, including patent rights that cover methods to activate the immune response by applying cationic lipids including PDS’s proprietary Versamune® platform technology, and its use in context with vaccination approaches;

WHEREAS, Farmacore is engaged in the research and development of vaccines, and desires to test Versamune for purposes required to research, develop and formulate a Vaccine (as defined herein) to prevent infection, transmission or spread of SARS-CoV-2;

WHEREAS, Farmacore desires to license from PDS and PDS wishes to license to Farmacore, the right to practice such intellectual property specifically for preclinical development of certain products comprised of specific SARS-CoV antigenic sequences agreed to by the Parties;

WHEREAS, PDS and Farmacore, have previously entered in to that Preclinical Development and Licensing Agreement dated June 12, 2020 (the “Original Agreement”) and wish to amend and restate the Preclinical Development and Licensing Agreement pursuant to this Agreement, as more fully described herein; and

NOW, THEREFORE, in consideration of the premises and of the following mutual promise, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1
“Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. For purposes of Sections 1.10, 1.20, 1.21 and 2.1, no Person that is not an “Affiliate” of PDS as of the Effective Date shall be deemed an Affiliate for such Sections.

1.2
“Antigenic Sequence” means the specific COVID-19 (SARS-CoV) viral sequences being used as provided in Exhibit A, “Selected Sequence” means the sequences including the S1 domain of the CoV-2 S protein and any variations or modifications of the S1 domain, including such sequences listed in Exhibit A. PDS may own intellectual property rights related to the Selected Sequence.

1.3
“Confidential Information” of a Party means information relating to the business, operations and products of a Party or any of its Affiliates, including but not limited to, any technical information, Know-How, trade secrets, or inventions (whether patentable or not) or this Agreement, not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.4
“Controlled” means, with respect to (a) Patent Rights, (b) Know-How, (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party

1.5
“Cover”, “Covering” or “Covered” means, with respect to a Vaccine, that the making, using, selling or offering for sale, importing or exporting of such Vaccine would, but for the license granted under this Agreement to, the relevant Patent Rights, infringe (including, but not limited to, contributorily infringe or induce the infringement of) a Valid Claim of the relevant Patent Rights in a country in which the activity occurs.

1.6
“Develop” means preclinical activities related to researching or developing a Vaccine, or obtaining Regulatory Approvals for Vaccine in the Territory, including but not limited to, toxicology, animal testing, formulation, and regulatory affairs. Develop does not include evaluation in humans.

1.7	“DOTAP” means the chemical compound 1,2-Dioleoyloxy-3-trimethyl- ammoniumpropane chloride, including the pure enantiomers (R)-DOTAP Chloride and (S)- DOTAP Chloride

1.8	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.9
“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi- governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.10	“Infringing Product” means, with respect to a Vaccine, a product containing the Antigenic Sequence contained in a Vaccine and comprised of Licensed Technology.

1.11
“Know-How” means any inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials, technology, results, compounds, ingredients, compositions, formulas or other know-how, including registration dossiers and pre-clinical and clinical data, whether or not patentable.

1.12	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.13
“Licensed Know-How” means any Know-How Controlled by PDS or its Affiliates as of the Effective Date necessary or useful to research, Develop, manufacture, use, or commercialize the Vaccines. For purposes of clarity, all Know-How Controlled by PDS related to methods to activate the immune response in a subject matter by applying catatonic lipids (including Versamune® and its components) are Licensed Know-How including, but not limited to, the Know How set forth on Schedule 1.

1.14
“Licensed PDS Patents” means all Patent Rights that are Controlled by PDS or its Affiliates as of the Effective Date, at any time thereafter during the Term and that Cover the research, Development, manufacture, use, or commercialization of the Vaccines, including the Patent Rights licensed by PDS. The Patent Rights set forth on Schedule 2 constitute all such Patent Rights Controlled by PDS as of the Effective Date.

1.15	“Licensed Technology” means Licensed Know-How and Licensed PDS Patents.

1.16
“Net Revenue” will be defined in a Manufacturing and Commercialization Agreement and is intended to capture the total sales revenue remaining after documented deduction  of predetermined and agreed upon trade discounts, returned sales and sales allowances  and all  documented  and  predetermined  and  agreed  upon costs specifically associated with manufacturing, production, marketing, advertising, distributing and selling the specific product for which the sales revenue is generated.

1.17
“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.18	“Phase I Clinical Study” means studies to test a new drug candidate in healthy volunteers to evaluate its safety before it proceeds to further clinical studies.

1.19	“Phase 2 Clinical Study” means post-phase 1 studies to test the drug in a group of patients to initially assess its effectiveness and to further study its safety.

1.20
“Phase 3 Clinical Study” means a large clinical study typically involving over a thousand patients for which the clinical product is eventually intended to be used. The study is a pivotal study to confirm the benefit of the clinical product for its intended use, and will typically include a control arm of subjects who will receive a placebo.

1.21
“Regulatory Authority” means (a) the FDA, (b) the ANVISA, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.22
“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority (excluding any applicable governmental price and reimbursement approvals), necessary for the Development, manufacture, use, storage, import, transport or commercialization of the Vaccine in a particular country or jurisdiction.

1.23	“Rest of World” means any place not within the Territory.

1.24	“Territory” means Latin American Countries.

1.25	“Third Party” means any Person other than PDS, Farmacore or Affiliates of either of them.

1.26	“United States” or “US” means the United States of America, its territories and possessions.

1.27
“Vaccine(s)” means any product, in any form, comprised of Selected Sequence that (a) was Developed, made, used or otherwise utilizes Licensed Know-How and was co-Developed by Farmacore under this Agreement or (b) is Covered by the Licensed Patents.

1.28
“Valid Claim” means a claim of an issued and unexpired patent that (i) has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court, tribunal or governmental or supra-governmental agency of competent jurisdiction from which an appeal cannot or has not been taken within the time allowed for appeal, and (ii) which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.29	“Versamune®” means nanoparticles of DOTAP.

ARTICLE 2
LICENSES AND USE

2.1
Grant of License to Farmacore. Subject to the terms and conditions of this Agreement, PDS hereby grants to Farmacore and its Affiliates, an exclusive, non-transferable, right and license (with no right to grant Sublicenses) under the Licensed Technology to research and perform preclinical Development as well as Phase 1 and Phase 2 Clinical Studies of the Vaccine comprised of Versamune and the Selected Sequence . PDS shall provide Farmacore with sufficient amount of Versamune® to conduct research and development activities through Phase 1 and Phase 2 Clinical Studies. Supply of Versamune for Phase 3 studies will be paid for by Farmacore.

2.2
No Implied Commercial License. Except as set forth in Section 2.1, no right or license or sublicense is granted or shall be deemed granted by implication, estoppel or otherwise. All such rights or licenses are granted only as expressly provided in this Agreement.

2.3
Limitations on Use. Farmacore shall use the Versamune® and Selected Sequence only for the purposes set forth in this Agreement. Farmacore agrees that the Versamune and the COVID-19 Antigen is made available for investigational use only in laboratory animals or in in vitro experiments, and agrees that neither the Versamune nor any materials treated therewith will be used in human beings without prior written consent of PDS, which shall not be unreasonably withheld based on the results of the investigational use and availability of funding to progress development. Upon presentation to PDS of documented receipt or written approval of funding by Farmacore to perform Phase 1 and Phase 2 Clinical Studies, PDS and Farmacore will finalize a Clinical Development and Supply Agreement (“Clinical Development and Supply Agreement”) allowing Farmacore to acquire cGMP clinical grade Versamune to perform Phase 1 and Phase 2 Clinical Studies.

2.4
Further Development. Farmacore and PDS will during the Term or prior to dosing of human subjects in a Phase 3 Clinical Trial, whichever is earlier, negotiate in good faith to determine the terms of a Manufacturing and Commercialization Agreement (“Manufacturing and Commercialization Agreement”).  Such agreement shall provide for Farmacore to retain Development and Commercialization rights to the Vaccine in the Territory and pay to PDS [***] of net revenue (to be defined in such agreement) for sales within the Territory. PDS shall have exclusive rights to develop and commercialize the Vaccine in Rest of World. For the Vaccine commercialized in Rest of World, PDS shall grant Farmacore royalties of not less than [***] of net revenue (as defined in the Manufacturing and Commercialization Agreement) that it receives. The exact royalty granted Farmacore for Rest of World sales will be agreed upon in the Manufacturing and Commercialization Agreement and will be dependent on the funding sources and amounts provided through Farmacore, PDS and other third parties and terms upon which such funding is provided to  develop the Vaccine and obtain regulatory approval.

If the Parties collaborate on a substantially different Antigenic Sequence at a later date, then the Parties will enter into a separate agreement with regard to right and licenses around such a product.

ARTICLE 3
RESEARCH AND DEVELOPMENT
OF VACCINES

3.1.
Decision Making. Subject to the terms and conditions of this Agreement, Farmacore and PDS shall have the right and decision-making authority to Develop the Vaccine within the Territory in collaboration, with both parties having equal control in the decision making authority. Farmacore shall conduct, and shall cause its Affiliates, contractors and consultants to conduct, all of its activities, contemplated under this Agreement in accordance with all Laws of the respective countries in the Territory. PDS shall have primary responsibility for antigen screening and product development, including immunology, animal testing, analytical methods development. Farmacore shall have primary responsibility for manufacturing of the clinical product as well as activities related to regulatory filing with ANVISA. Farmacore shall have responsibility for clinical development activities including clinical trial design and oversight.

3.2.
Advisory Role. In addition to Versamune® and Antigenic Sequence formulations, PDS shall serve as technical advisor by providing expertise and Licensed Know How for the development of the Vaccine. PDS shall provide such services as set forth on Services Agreements which are subject to the terms and conditions of this Agreement.

3.3.
Preclinical Data Results. The Parties shall provide at any time upon written request of the other, written reports and data describing in detail the progress made toward development of the Vaccine. The Parties shall provide to the other all information and data related to the use of Versamune® and the Selected Sequence in the context of filings to be submitted to Regulatory Authorities. Each Party shall provide results in writing to each other as soon  as reasonably possible and in no event later than fifteen (15) days after such results are obtained. All such results will be maintained as confidential by the Parties and will not be disclosed to any other person or entity (including by publication thereof) unless written permission is first obtained from  the other Party.      Results may be shared with CRO or authorized third party consultant, provided that the consultant has agreed to confidentiality provisions at least as restrictive as exist between the Parties as set forth in this Agreement. A Clinical Development Agreement and a subsequent Commercialization Agreement will be discussed separately between the Parties if preclinical development of the Vaccine is successful and clinical funding is successfully obtained, as set forth in Section 4.1

3.4.	Phase 1 and Phase 2 Clinical Data Results. The Parties shall finalize a Clinical Development and Supply Agreement that will detail the documentation and reporting of clinical data.

3.5.
Development Diligence. The Parties shall use reasonable efforts to Develop at least one COVID-19 Vaccine. Farmacore shall pursue Development using the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) consistent with generally accepted industry standards with regard to the activity to be undertaken.

ARTICLE 4
FINANCIAL PROVISIONS

4.1
Funding from Governmental Bodies. Funding for the research and Development and manufacture of clinical material (Versamune and SARS-CoV-2 antigen) of the Vaccine to undergo clinical development in Brazil will be provided by the Government of Brazil and or affiliated organizations or other third parties as mentioned in Section 2.4. Farmacore will receive and administer the funds directly and is responsible for all financial reporting. Any Development activities required to be performed will be funded by Farmacore or other third parties as mentioned in Section 2.4. PDS shall have no obligation to contribute funds to the Development of the Vaccine, other than supplying the necessary Versamune in quantity to produce the Vaccine for all required preclinical studies.

ARTICLE 5
INVENTIONS AND PATENTS

5.1
Licensed PDS Patent Prosecution and Maintenance. PDS shall have the right, but not the obligation, to file, prosecute and maintain the Licensed PDS Patents. PDS shall bear all costs and expenses of filing, prosecuting and maintaining Licensed PDS Patents in the Territory. Upon written request of Farmacore, but no more than once per Calendar Year, PDS shall provide Farmacore with an update of the complete patent status of all the published Licensed PDS Patents that PDS believes Covers Vaccines.

5.2
Election not to Maintain Issued Licensed PDS Patents. If during the period of the Agreement PDS elects not to maintain an issued Licensed PDS Patent in a country or possession in the Territory, then it shall notify Farmacore in writing at least ninety (90)

days before any deadline applicable to the maintenance of such Licensed PDS Patent, as the case may be, or any other date by which an action must be taken to preserve such Licensed PDS Patent in such country or possession. In such case, Farmacore shall have the right, but not the obligation, to support the continued maintenance of such Licensed PDS Patent by providing all associated costs and expenses with maintaining such Licensed PDS Patent to PDS, provided that Farmacore may deduct any such costs and expenses paid by Farmacore to PDS in order to maintain the Licensed PDS Patents against any royalty amounts owed to PDS under Section 6.4 for sales of the Vaccine in the country to which such Licensed PDS Patent relates.

5.3
New Inventions. Any product, discoveries or new Intellectual Property created or made incorporating the PDS Technology and Selected Sequence shall be owned by PDS. Each Party shall promptly notify the other of any inventions, improvements, discoveries, and the like conceived and/or made during the performance of this Agreement involving PDS Technology or Selected Sequence (“New Inventions”). Disclosures of New Inventions shall be considered as Confidential Information.

ARTICLE 6
CONFIDENTIALITY

6.1
Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a)          was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)          became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)          was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e)          was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(i)	filing or prosecuting patent applications;

(ii)	prosecuting or defending litigation;

(iii)	conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;

(iv)	seeking Regulatory Approval of the Vaccines; or

(v)	complying with applicable Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In making any disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including but not limited to the U.S. Securities and Exchange Commission Agreement, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

6.2
The Parties agree that each shall have the right to publicly use the other Parties’ name, technology and product trade names, trademarks, service names or service marks or to make a press release, publication or public statement mentioning this Agreement, or the subject matter hereof or using the other Parties’ name trade names, trademarks, service names or service marks only with the other Parties’ prior written consent. A response to such a request will be provided promptly by the other Party and consent will not be unreasonably withheld.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1          Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)          such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b)        such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)          The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(d)          Such Party is in full compliance at all times and will continue to be in compliance at all times with all applicable U.S. or foreign laws, rules, regulations, guidelines and industry standards, including those of the U.S. Food and Drug Administration (the “FDA”); good manufacturing practice guidelines of the FDA; the International Conference on Harmonization E6 Good Clinical Practice (“ICHGCP”) guidelines; the Foreign Corrupt Practice Act; 21 CFR Part 11; and any other relevant U.S. or foreign regulatory or governmental authority

(e)          such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

7.2
Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PDS AND FARMACORE EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

ARTICLE 8
INDEMNIFICATION

8.1
Indemnification by Farmacore. Farmacore shall indemnify, defend and hold PDS and its Affiliates and each of their respective employees, officers, directors and agents (the “PDS Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to (a) Vaccine(s), including Farmacore’s or its Affiliates’ Development and commercialization activities or their manufacture, use or sale of the

Vaccines; (b) material breach of this Agreement by Farmacore or its Affiliates including breach of its representations or warranties set forth in Article 7; or (c) the negligence or willful misconduct of Farmacore, its Affiliates or; provided, however, that Farmacore’s obligations pursuant to this Section 8.1 shall not apply (i) to the extent such claims or suits result from the gross negligence or willful misconduct of any of the PDS Indemnitees,  or
(ii) with respect to claims or suits arising out of breach by PDS of its representations, warranties or covenants set forth in Article 7.

8.2
Indemnification by PDS. PDS shall indemnify, defend and hold Farmacore and its Affiliates and each of their respective agents, employees, officers and directors (the “Farmacore Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits related to (a) PDS’s performance of its obligations under this Agreement; (b) material breach of this Agreement by PDS or its Affiliates, including breach by PDS of its representations, warranties or covenants set forth in Article 7, (c) any claims relating to patent or intellectual property infringement of PDS’s patents or Intellectual Property, (d) the gross negligence or willful misconduct of PDS or its Affiliates; provided, however, that PDS’s obligations pursuant to this Section 8.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of the Farmacore Indemnitees or (ii) with respect to claims or suits arising out of a breach by Farmacore of its representations or warranties set forth in Article 8.

8.3
No Consequential Damages. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 8.1 and 8.2 OR DAMAGES RESULTING FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 8, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

8.4
Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 8, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto, (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit, and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 9
TERM AND TERMINATION

9.1
Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, shall terminate on the one year anniversary of the Effective Date or upon the parties entering a Manufacturing and Commercialization Agreement.

9.2
Termination of the Agreement by Either Party for convenience. At any time during the Term either party may, at its convenience, terminate this Agreement in its entirety or with respect to upon thirty (30) days’ prior written notice to the other Party.

9.3	Termination upon Material Breach.

(a)
Either party may terminate this Agreement effective upon written notice to the other party, if the other party breaches any of the material terms or conditions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. In the event of an incurable breach, the non-breaching party may terminate this Agreement effective immediately upon written notice to the breaching party. Either party shall have the right in its sole discretion to terminate this Agreement immediately upon (i) bankruptcy or insolvency of the other party or (ii) the other party’s breach of Section 8.

(b)
In the event that Farmacore, failed to use reasonable commercial efforts to Develop a Vaccine, PDS shall be entitled to terminate this Agreement by written notice to Farmacore with thirty (30) days’ notice.

(c)
In the event that Farmacore or its Affiliates are in the United States of America (i) debarred or (ii) convicted of a crime for which a person can be debarred under Section 306(a) of the Generic Drug Enforcement Act of 1992 (Section 306 (a) or (b)) in a manner in which Farmacore or its Affiliate is no longer in a position to appeal any such decision, then PDS shall be entitled to terminate this Agreement by written notice to Farmacore with immediate effect.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

10.2
Assignment. No rights hereunder may be assigned by either Party, directly or by merger or other operation of law, without the express prior written consent of the other . Any prohibited assignment of this Agreement or the rights hereunder will be null and void. No assignment will relieve either Party of responsibility for the performance of any accrued obligations which it has prior to such assignment.

10.3
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.4
Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

10.5
Entire Agreement of the Parties; Amendments. This Agreement and the schedules and exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

10.6	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.7
Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of New Jersey, United States without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any state and country other than New Jersey, United States.

10.8
Equitable Relief. Notwithstanding anything in this Agreement to the contrary, a Party may seek equitable relief, including a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage.

10.9
Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Farmacore, addressed to:

Farmacore Biotechnology
R. Édson Souto, 728 - Parque Industrial Lagoinha, Ribeirão Preto - SP, 14095-250, Brazil
Email: [***]

If to PDS, addressed to:
PDS Biotechnology Corp.
25B Vreeland Road
Suite 300
Florham Park, NJ 07932Attn: Frank Bedu-Addo, PhD, President and CEO
Email: fbeduaddo@pdsbiotech.com

10.10
Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

10.11
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.12
No Implied License. No right or license is granted to PDS hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Farmacore or its Affiliates.

10.13
Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and “,but not limited to.” All references herein to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories.

10.14
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

(Signatures on Following Page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

PDS BIOTECHNOLOGY CORPORATION		FARMACORE BIOTECHNOLOGY

By:	/s/ Frank Bedu-Addo, Ph.D	By:	/s/ Helena Faccioli

Name:	Frank Bedu-Addo, Ph.D	Name:	Helena Faccioli

Title:	President and CEO	Title:	CEO

Schedule 1

Licensed Know-How

[***]

Schedule 2

Licensed PDS Patents

[***]

Exhibit A

Antigenic Sequences

1.    The below listed sequence and structure of the Selected Sequence:

[***]